Exhibit 99.2

Wabtec Corporation Reconciliation of Pro Forma to Reported Results
(in millions)	Full Year 2019 Results
	Net Sales	Gross Profit	Operating Expenses	Income from Operations	Interest & Other Exp	Tax	Net Income	NCI	Wabtec Net Income	EPS
Reported Results	$8,200.0	$2,278.0	$(1,614.9)	$663.1	$(216.3)	$(120.3)	$326.5	$0.2	$326.7	$1.84

Restructuring, Transaction, & Litigation costs	-	38.3	191.5	229.8	25.0	(61.6)	193.2	-	193.2	1.08

Inventory Step-up	-	185.0	-	185.0	-	(44.8)	140.2	-	140.2	0.79

Policy Harmonization	123.0	65.6	26.0	91.6	-	(22.2)	69.4	-	69.4	0.39

Tax on Transaction Costs	-	-	-	-	-	12.5	12.5	-	12.5	0.07

2019 Non-GAAP Adjusted Results	$8,323.0	$2,566.9	$(1,397.4)	$1,169.5	$(191.3)	$(236.4)	$741.8	$0.2	$742.0	$4.17

Policy Harmonization Reversal	(123.0)	(65.6)	(26.0)	(91.6)	-	22.2	(69.4)	-	(69.4)	(0.39)

Jan/Feb pro-forma (GET performance, interest expense, additional amort/PP&E expenses, I/C)	475.6	35.2	(91.3)	(56.1)	(34.3)	1.2	(68.6)	2.5	(66.1)	(0.37)

Recurring PPA add-back	-	-	278.8	278.8	-	(67.5)	211.3	-	211.3	1.19

Effect of Full Year Share Dilution	-	-	-	-	-	-	-	-	-	(0.34)

2019 Adjusted Pro Forma Results (1)	$8,675.6	$2,536.5	$(1,235.9)	$1,300.6	$(225.6)	$(280.5)	$815.1	$2.7	$817.8	$4.26

Not Adjustable Restructuring, Litigation, and Recurring PPA	-	(38.3)	(384.2)	(422.5)	-	110.4	(332.7)	-	(332.7)	(1.74)

P&L Reclassifications	-	30.1	(30.1)	-	-	-	-	-	-	-

Pro Forma Results	$8,675.6	$2,528.3	$(1,650.2)	$878.1	$(225.6)	$(170.1)	$482.4	$2.7	$485.1	$2.53

GAAP Fully Diluted Shares Outstanding										177.3

Adjusted Fully Diluted Shares Outstanding										191.6

(1) 2019 Adjusted Pro Forma results are being provided to allow for a comparison of Wabtec’s previously disclosed 2020 guidance to comparable historical results for 2019.

Information about non-GAAP Financial Information

This company release mentions certain non-GAAP financial performance measures, including adjusted sales, adjusted gross profit, adjusted operating expenses, adjusted income from operations, adjusted interest and other expense, adjusted income tax expense, adjusted net income, adjusted net income attributable to non-controlling interest, adjusted net income attributable to Wabtec shareholders and adjusted earnings per diluted share. While Wabtec believes these are useful supplemental measures for investors, they are not presented in accordance with GAAP. Investors should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, the non-GAAP financial measures included in this company release have inherent material limitations as performance measures because they add back certain expenses incurred by Wabtec to GAAP financial measures, resulting in those expenses not being taken into account in the applicable non-GAAP financial measure. Because not all companies use identical calculations, Wabtec’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. The table above provides a reconciliation, which provides details about how adjusted results relate to GAAP results.